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                                                                 Exhibit h-3


                         NEW ENGLAND ENERGY INCORPORATED
                            Statements of Cash Flows
                    For the Quarter Ended September 30, 1996
                       (Unaudited, Subject to Adjustment)

                                             Old Program New Program Combined
                                             ----------- ----------- --------
Operating Activities:
   Net income                                $   (383,402)   $ 6,292 $   (377,110)
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Amortization of cost of fuel reserves      14,068,723         -  14,068,723
     Loss passed on to an affiliate             13,781,944         -  13,781,944
     Accrued loss to be passed on to an affiliate        (7,223,590)           -      (7,223,590)
     Deferred income taxes                     (5,834,800)         _ (5,834,800)
     (Increase)/decrease in accounts receivable
       (excluding loss to be passed on to affiliate)     (6,401,037)         410      (6,400,627)
     Increase/(decrease) in accrued exploration
       and development costs                     2,422,228         -   2,422,228
     Increase/(decrease) in accounts payable     3,645,588  (65,416)   3,580,172
     Increase/(decrease) in accrued interest payable        (56,606)           -         (56,606)
     Increase/(decrease) in accrued taxes payable        (1,147,054)     (5,597)      (1,152,651)
                                              ------------ ---------------------
       Net cash provided by operating activities        $ 12,871,994  $ (64,311)     $ 12,807,683
                                              ------------ ---------------------
Investing Activities:
   Investment in property - Samedan:
     Exploration (also includes dry holes, depleted
                  wells and work in process)         $   (2,742,477)   $       -  $   (2,742,477)
     Development (also reflects transfer of    (3,858,235)         - (3,858,235)
                   depleted wells)                       -         -           -
   Capital costs                               (1,598,242)         - (1,598,242)
   Other                                         (782,892)         -   (782,892)
                                              ------------ ---------------------
    Net cash used in investing activities    $ (8,981,846) $       - $ (8,981,846)
                                              ------------ ---------------------

Financing Activities:
   Subordinated notes payable to parent-issues$    559,283 $       -$    559,283
   Subordinated notes payable to parent-retirements                -           -
   Changes in notes payable to bank under
       credit agreement                        (1,000,000)         - (1,000,000)
                                              ------------ ---------------------
       Net cash used in financing activities $   (440,717) $       - $   (440,717)
                                              ------------ ---------------------

Net increase/(decrease) in cash and cash equivalents    $  3,449,431  $ (64,311)     $  3,385,120
Cash and cash equivalents at beginning of period 2,198,162   (9,111)   2,189,051
                                              ------------ ---------------------

Cash and cash equivalents at end of period    $  5,647,593$ (73,422)$  5,574,171
                                              ------------ ---------------------
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